SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 5)*

                           DUSA Pharmaceuticals, Inc.
                                (Name of Issuer)

                      Common Stock, no par value per share
                         (Title of Class of Securities)

                                    266898105
                                 (CUSIP Number)

                                 August 4, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ] Rule 13d-1(d)

                              (Page 1 of 13 Pages)
-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 266898105                                             Page 2 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phaeton International (BVI) Ltd.
           None
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           British Virgin Islands
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    419,600
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    419,600
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           419,600
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           2.2%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           CO
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 3 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phoenix Partners, L.P.
           13-6272912
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    486,500
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    486,500
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           486,500
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           2.5%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 4 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phoenix Partners II, L.P.
           84-1631449
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    126,200
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    126,200
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           126,200
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           0.6%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 5 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phoenix Partners III, L.P.
           32-0145065
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    25,700
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    25,700
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           25,700
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           0.1%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 6 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Morgens, Waterfall, Vintiadis & Co., Inc.
           13-2674766
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,058,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,058,000
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           1,058,000
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           5.4%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           IA
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 7 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Edwin H. Morgens
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    6,000
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,058,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    6,000
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,058,000
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           1,064,000
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           5.5%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 8 of 13


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           John C. Waterfall
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,058,000
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,058,000
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           1,058,000
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           5.4%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

Schedule 13G
CUSIP No. 266898105                                             Page 9 of 13


ITEM 1(a).  NAME OF ISSUER:
              DUSA Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              25 Upton Drive, Wilmington, MA 01887

ITEM 2(a).  NAME OF PERSON FILING:
              This Schedule 13G is filed jointly by (a) Phaeton International
              (BVI) Ltd. ("Phaeton"), (b) Phoenix Partners, L.P.
              ("Phoenix"), (c) Phoenix Partners II, L.P.("Phoenix II"),
              (d) Phoenix Partners III, L.P.("Phoenix III"), (e) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"
              (f) Edwin H. Morgens ("Morgens") and (g) John C. Waterfall ("Waterfall" and together with the persons listed in (a) through (f), the "Reporting Persons").

              Phaeton, Phoenix, Phoenix II and Phoenix III are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
              Phoenix is a limited partnership organized under the laws of the State of New York. Phoenix II is a limited partnership organized under the laws of the State of Delaware. Phoenix
              III is a limited partnership organized under the laws of the State of Delaware. Phaeton is an exempted company organized in British Virgin Islands. Morgens Waterfall is a corporation organized under the laws of the State of New
              York. Each of Morgens and Waterfall are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Common Stock, no par value per share

ITEM 2(e).  CUSIP NUMBER:
              266898105.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-
                   1(b)(1)(ii)(E)

Schedule 13G
CUSIP No. 266898105                                             Page 10 of 13

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [x]

ITEM 4.  OWNERSHIP.

      The percentages used herein are calculated based on the shares issued and outstanding as of August 3, 2006, as reported in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarterly period ending June 30, 2006.*

         A.   Phaeton International (BVI) Ltd
                   (a) Amount beneficially owned: 419,600
                   (b) Percent of class: 2.2%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 419,600
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          419,600

         B.   Phoenix Partners, L.P.
                   (a) Amount beneficially owned: 486,500
                   (b) Percent of class: 2.5%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 486,500
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          486,500

         C.   Phoenix Partners II, L.P.
                  (a) Amount beneficially owned: 126,200
                  (b) Percent of class: 0.6%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 126,200
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         126,200
--------------------

* On August 4, 2006, the date of event which requires the filing of this statement, the aggregate amount of the Company's shares of common stock owned by each Reporting Person, and the respective percentages of the Company's outstanding shares of common stock, were as follows:
  Phaeton - 419,600 shares of common stock representing 2.2% of the outstanding shares, Phoenix - 431,200 shares of common stock representing 2.2% of the outstanding shares, Phoenix II - 126,200 shares of common stock representing 0.6% of the outstanding shares, Phoenix III - 23,000 shares of common stock representing 0.1% of the outstanding shares, Morgens Waterfall - 1,000.000 shares of common stock representing 5.1% of the outstanding shares, Morgens - 1,006,000 shares of common stock representing 5.2% of the outstanding shares, Waterfall - 1,000,000 shares of common stock representing 5.1% of the outstanding shares. The amounts and percentages appearing in this report reflect additional purchases of Company's shares made as of October 5, 2006, October 6, 2006 and October 9, 2006 by Phoenix and Phoenix III.

Schedule 13G
CUSIP No. 266898105                                             Page 11 of 13


         D.   Phoenix Partners III, L.P.
                  (a) Amount beneficially owned: 25,700
                  (b) Percent of class: 0.1%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 25,700
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         25,700

         E.   Morgens, Waterfall, Vintiadis & Co., Inc.
                  (a) Amount beneficially owned: 1,058,000
                  (b) Percent of class: 5.4%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,058,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,058,000

         F.   Edwin H. Morgens
                  (a) Amount beneficially owned: 1,064,000
                  (b) Percent of class: 5.5%
                  (c)(i) Sole power to vote or direct the vote: 6,000
                    (ii) Shared power to vote or direct the vote: 1,058,000
                   (iii) Sole power to dispose or direct the disposition: 6,000
                    (iv) Shared power to dispose or direct the disposition:
                         1,058,000

         G.   John C. Waterfall
                  (a) Amount beneficially owned: 1,058,000
                  (b) Percent of class: 5.4%
                  (c)(i) Sole power to vote or direct the vote: 0
                    (ii) Shared power to vote or direct the vote: 1,058,000
                   (iii) Sole power to dispose or direct the disposition: 0
                    (iv) Shared power to dispose or direct the disposition:
                         1,058,000


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].
            Not applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            Morgens Waterfall is an investment adviser registered under
            Section 203 of the Investment Advisers Act of 1940, as amended. The business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services to each of the Advisory Clients. In such capacity, Morgens Waterfall has the power to make decisions regarding the dispositions of the proceeds from the sale of the foregoing shares of Common Stock. Under the rules promulgated by the Securities and Exchange Commission, Morgens Waterfall and its principals (Morgens and Waterfall) may be considered "beneficial owners" of securities acquired by the

Schedule 13G
CUSIP No. 266898105                                             Page 12 of 13


            Advisory Clients. Each such Advisory Client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in such person's account.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 266898105                                             Page 13 of 13


                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  October 10, 2006


                                    /s/ John C. Waterfall
                                    ---------------------------------
                                    John C. Waterfall,
                                    as attorney-in-fact for
                                    the Reporting Persons